UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

PALM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

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Additional Employee FAQs

The following Q&A is a summary of selected provisions and consequences of the Preferred Stock Purchase Agreement and Agreement and Plan of Merger, dated as of June 1, 2007, by and among Elevation Partners, L.P., Palm, Inc. and Passport Merger Corporation (the “Purchase Agreement”), copies of which have been filed with the Securities and Exchange Commission (the “SEC”) as part of Palm’s Current Report on Form 8-K on June 5, 2007 and Preliminary Proxy Statement on July 3, 2007. We recommend that you read the entire Q&A. This summary may not contain all of the information that is important to you and is qualified in its entirety by reference to the Purchase Agreement.

General

1)	How does this Transaction affect employees outside the US?

•

Unless precluded by local regulations, the information provided in this document will also apply to international employees. Additional country-specific information will be provided soon, if necessary.

2)	What shares are eligible to receive the cash distribution?

•

Only outstanding shares (as opposed to equity rights to acquire or receive shares) are eligible for the distribution. For employees, this would be options you have exercised and held and/or shares you have purchased and are holding (ESPP and/or market purchase). You will receive a $9 distribution for each share you own as of the closing of the Transaction.

3)	If I have vested options, should I exercise and hold in order to receive the cash distribution?

•

That is a personal financial decision you’ll need to make. If you exercise non-qualified stock options and hold the shares, you will still be liable for the gain on the exercise as if you sold the shares. If you exercise and hold ISOs, you may be subject to an increased Alternative Minimum Tax (AMT). Even if the stock price declines after you have exercised and held (and is worth less than it was at that time) you could still be liable for AMT.

You should consult with your own tax advisor to determine your personal tax consequences. If you are a resident of, or subject to the tax laws in more than one country, you should be aware that there might be tax and social insurance consequences in multiple jurisdictions that may apply to you.

4)	What do I need to do in order to receive the cash distribution if I own stock outright or ESPP shares?

•	You don’t need to take any action; the distribution will automatically be deposited into your E*TRADE account (or other brokerage account for shares purchased independently).

5)	Is the cash distribution taxable?

•	The distribution is expected to be treated as a return of capital for tax purposes rather than as a dividend based on the anticipated results of operations through the end of

Palm’s taxable year. As such, the distribution would reduce the tax basis in your stock. Any stockholder with a tax basis in his or her stock (generally the purchase price for the stock) that is less than the amount of the distribution will generally be taxable on such excess as either long-term or short-term capital gain, depending on such stockholder’s holding period in the stock.

6)	How can I find out my current equity grant and ESPP ownership status?

•

This information is available on your E*TRADE account. We recommend you print out a copy of your account status before the Transaction closes and another copy after any required adjustments have been made. If you believe there are any errors in the adjustments, please contact Stock Administration immediately.

7)	What if I haven’t activated my E*TRADE account yet?

•	You can activate your account at https://us.etrade.com/e/t/user/login_sp.

8)	Does this Transaction affect my vesting on options and/or RSUs?

•	No, this Transaction does not affect your vesting.

•

Grants will continue to be vested following the Transaction to the same extent that they were vested prior to the Transaction. The unvested portion of grants will continue to vest according to the existing schedule for that grant.

•	Any adjustments to the shares underlying grants will be vested or unvested to the same extent as the grant to which they are related.

ESPP

9)	What happens to the ESPP shares I already own?

•	You will receive a $9 distribution for each ESPP share you own as of the closing of the Transaction.

•	Additional information related to the timing for the closing of the Transaction will be provided as we get closer to it (generally expected to occur in the 3rd quarter of the calendar year).

10)	Will my original per share purchase price for shares already acquired be adjusted after the distribution is made?

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No, your purchase price for shares already acquired will not change. As noted above, when you sell your shares, for most shareholders the distribution will be considered as additional proceeds for the shares along with the sales price at the time of sale.

11)	Can I make any changes to my ESPP contribution rate as a result of this Transaction?

•	This Transaction doesn’t change any of the windows in the ESPP plan.

12)	If I am enrolled in the ESPP, how does this Transaction affect my look back period and base price?

•	The dates for the current purchase period do not change.

•

If you are currently enrolled in the ESPP, your next purchase price will be 85% of the closing stock price on the first or last day of the offering period, whichever is lower. If the price is lower on the last day of the offering period, then your look back period will be reset with this purchase period.

13)	What are the ESPP offering prices for the offering periods which are currently in progress?

Offering Period	Offering Price	85% of Offering Price
04/1/2005 - 03/31/2007	$12.57	$10.69
10/3/2005 - 09/30/2007	$14.25	$12.11
10/2/2006 - 09/30/2008	$14.59	$12.40
04/2/2007 - 03/31/2009	$18.01	$15.31

Stock Options and RSUs

14)	In general, what will happen to my stock option and RSU grants?

•	Option and RSU grants (also known as Awards) outstanding as of the closing of the Transaction are not entitled to receive the $9 per share cash distribution.

•

After the close of the Transaction, we intend to adjust the exercise prices of all stock option Awards outstanding as of the closing of the Transaction (and, as necessary to preserve intrinsic value, adjust the number of shares of common stock subject to such option Awards) using a formula intended to preserve the intrinsic value of those option Awards.

•	Similarly, we intend to adjust the number of shares underlying RSU Awards using a formula intended to preserve the intrinsic value of those Awards.

15)	How is intrinsic value determined?

•	For option Awards, intrinsic value is calculated by subtracting the option exercise price from the fair market value (FMV), and multiplying that amount by the number of shares subject to the Award.

•	For RSU Awards, intrinsic value is calculated by multiplying fair market value by the number of shares subject to the Award.

•

The adjustments will depend on two factors: (a) the fair market value of the common stock following the closing of the Transaction (the “Post-Close FMV”) and (b) the per share exercise price of the Award pre-Transaction in relation to the fair market value of the common stock prior to the closing of the Transaction (the “Pre-Close FMV”).

•	For purposes of the adjustments, the term “Original Intrinsic Value” means the product obtained by multiplying

•	the difference between Pre-Close FMV and the pre-Transaction exercise price per share times

•	the pre-Transaction number of shares subject to the Award.

•

For purposes of determining the Pre-Close FMV, the fair market value will equal the volume-weighted-average sales price of a share of Palm common stock during the two-trading-day period ending on the closing date of the Transaction (unless the closing date occurs on a date that is not a trading day, in which case it will be the two trading days immediately preceding the closing date).

•

For purposes of determining the Post-Close FMV (and therefore, calculating the intrinsic value after the Transaction), the fair market value will equal the volume-weighted-average sales price of a share of Palm common stock during the two trading days beginning immediately following the closing date of the Transaction.

Stock Options

16)	What happens to my options?

The adjustment mechanism determined by Palm’s Compensation Committee to preserve the intrinsic value of option Awards is as shown below.

•

Please keep in mind that the Pre- and Post-Close FMVs cannot be determined in advance and the numbers used in these examples are for illustrative purposes only. Your individual outcome may be different. For purposes of the examples below, assume a Pre-Close FMV of $17.50 and a Post-Close FMV of $8.50. Note that the actual values will not be known until after the close of the Transaction and the difference between Pre-Close FMV and Post-Close FMV may be equal to, more than or less than $9.00 per share.

If the exercise price of the option immediately prior to the closing of the Transaction is greater than the difference between the Pre-Close FMV and seventy-five percent (75%) of the Post-Close FMV:

•

the adjusted exercise price of the option post-Transaction will equal the exercise price of the option immediately prior to the closing of the Transaction less the difference between the Pre-Close FMV and the Post-Close FMV, rounded up to nearest whole cent; and

•	the number of shares underlying the option post-Transaction will equal the number of shares underlying the option immediately prior to the closing of the Transaction.

Pre-Close				Post-Close
# of Options	Exercise Price	Market Price	Intrinsic Value	# of Options	Exercise Price	Market Price	Intrinsic Value
100	$14.01	$17.50	$349	100	$5.01	$8.50	$349
100	$18.15	$17.50	$-65	100	$9.15	$8.50	$-65
100	$36.55	$17.50	$-1,905	100	$27.55	$8.50	$-1,905

Looking at the first example, calculate 75% of Post-Close FMV = $6.375

The exercise price of $14.01 is greater than $6.38

The adjusted exercise price equals the pre-close exercise price ($14.01) minus the difference between the Pre-Close FMV and the Post-Close FMV ($17.50 - $8.50 = $9.00) equals $5.01 adjusted exercise price. The number of shares does not change. Intrinsic value is maintained:

•	Pre-Close: ($17.50 - $14.01) x 100 shares = $349

•	Post-Close: ($ 8.50 - $ 5.01) x 100 shares = $349

If the exercise price of the option immediately prior to the closing of the Transaction is greater than twenty-five percent (25%) of the Pre-Close FMV but less than or equal to the difference between the Pre-Close FMV and seventy-five percent (75%) of the Post-Close FMV:

•	the adjusted exercise price of the option post-Transaction will equal twenty-five percent (25%) of the Post-Close FMV, rounded up to the nearest whole cent; and

•

the number of shares underlying the option post-Transaction will equal the quotient obtained by dividing the Original Intrinsic Value by the difference between the Post-Close FMV and the adjusted exercise price of the option post-Transaction, with such quotient rounded down to the nearest whole share.

Again, let’s assume a Pre-Close FMV of $17.50 and a Post-Close FMV of $8.50. Please keep in mind that the Pre- and Post-Close FMVs cannot be determined in advance and the numbers used in these examples are for illustrative purposes only. Your individual outcome may be different.

In this example, 25% of the Pre-Close FMV ($17.50) is $4.38.

The difference between the Pre-Close FMV ($17.50) and seventy-five percent (75%) of the Post-Close FMV ($8.50 x 75% = $6.38) = $11.12. So, for shares with exercise prices between $4.39 and $11.12, the adjustment is as shown in the table below:

Pre-Close				Post-Close
# of Options	Exercise Price	Market Price	Intrinsic Value	# of Options	Exercise Price	Market Price	Intrinsic Value
100	$7.29	$17.50	$1,021.00	160	$2.13	$8.50	$1,019.20

The adjusted exercise price equals 25% of the Post-Close FMV: $8.50 x 25% = $2.13

The adjusted number of shares equals Pre-Close Intrinsic Value / (Post-Close FMV – Post-Close Adjusted Exercise Price): $1,021 / ($8.50 - $2.13) = 160.28 shares.

The small difference in Post-Close intrinsic value is the result of fractional option shares. The actual number of option shares to maintain intrinsic value is 160.28. We cannot issue fractional shares and are required to round down to the whole number of option shares. The value of the fractional share will be paid to you in cash.

In the example above, intrinsic value is calculated as follows:

•	Pre-Close: ($17.50 - $7.29) x 100 shares = $1,021.00

•	Post-Close: ($1,021.00 / [$ 8.50 - $2.13]) = 160.28 shares

                                           ($ 8.50 - $2.13)   x 160 shares = $1,019.20

If the exercise price of the option immediately prior to the closing of the Transaction is less than or equal to twenty-five percent (25%) of the Pre-Close FMV:

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the adjusted exercise price of the option post-Transaction will equal the quotient determined by dividing the exercise price of the option immediately prior to the closing of the Transaction by a fraction (such fraction, the “Exchange Ratio”), the numerator of which will be the Pre-Close FMV and the denominator of which will be the Post-Close FMV, with such quotient rounded up to the nearest whole cent; and

•

the number of shares underlying the option post-Transaction will equal the product of the number of shares underlying the option pre-Transaction multiplied by the Exchange Ratio, with such product rounded down to the nearest whole share.

Again, assume a current FMV of $17.50 and a distribution-adjusted FMV of $8.50. Please keep in mind that the Pre- and Post-Close FMVs cannot be determined in advance and the numbers used in these examples are for illustrative purposes only. Your individual outcome may be different.

In this example, 25% of the Pre-Close FMV ($17.50) is $4.38. So, for shares with exercise prices at or below $4.38, the adjustment is as shown in the table below

Pre-Close				Post-Close
# of Options	Exercise Price	Market Price	Intrinsic Value	# of Options	Exercise Price	Market Price	Intrinsic Value
100	$3.55	$17.50	$1,395.00	205	$1.72	$8.50	$1,389.49

The adjusted exercise price equals Pre-Close Exercise Price ($3.55) / (Pre-Close FMV ($17.50) / Post-Close FMV ($8.50) = $3.55 / ($17/50/$8.50) = $1.72.

The adjusted number of shares equals Pre-Close number of shares (100) x Exchange Ratio ($17.50/$8.50) = 205.88.

As discussed above, the value of the fractional share will be paid to you in cash.

In the example above, intrinsic value is calculated as follows:

• Pre-Close:   ($17.50 - $3.55) x 100 shares = $1,395.00

• Post-Close: ($  8.50 - $1.72) x 205 shares = $1,389.90

RSUs

17)	Can you show me how my RSUs will be adjusted?

•

The number of shares underlying an RSU Award post-Transaction will be adjusted to equal the number of unvested shares underlying the RSU Award as of the closing of the Transaction multiplied by the Exchange Ratio (see above), rounded down to the nearest whole share.

•	The following example is for illustrative purposes only. Pre-Close FMV and Post-Close FMV can only be determined following the closing of the Transaction. Your individual outcome may be different.

•	Let’s say you have 100 unvested RSUs at a hypothetical pre-Transaction market value of $17.50 per share and a hypothetical post-Transaction market value of $8.50 per share, then:

	Pre-Close	Exchange Ratio (17.50/8.50)	Post-Close
Number of Unvested RSUs	100	2.059	205
FMV per Share	$17.50		$8.50
Total Market Value	$1,750.00		$1,742.50

We cannot issue fractional shares and are required to round down to the nearest whole share underlying the RSU Award. The value of the fractional share will be paid to you in cash.

Additional Information about your Options and RSUs

18)	If the adjustments described above result in additional shares subject to my option or RSU Awards, are these additional shares taxable upon the adjustment?

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No, the additional shares underlying the Awards are not taxable at the time of the adjustment. The taxation for the additional shares subject to the Awards is the same as the taxation for the original shares subject to the Awards and depends on whether you have incentive stock options (taxable upon sale of the shares, but possible AMT consequences upon exercise of the options), non-qualified stock options (spread between market value and exercise price is taxable upon exercise of the options with any post-exercise gain taxable upon sale of the shares) or RSUs (taxable upon vesting of the RSUs).

You should consult with your own tax advisor to determine your personal tax consequences. If you are a resident of, or subject to the tax laws in more than one country, you should be aware that there might be tax and social insurance consequences in multiple jurisdictions that may apply to you.

19)	Do the adjustments described above apply to all option plans including the Handspring plans?

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We are expecting to use the same methodology for all grants under all plans. However, to make these adjustments for grants under the Handspring plans, we are required to seek and obtain shareholder approval. This approval will be requested at the time of the shareholder vote to approve the Transaction.

20)	When will my account be adjusted and when will I be able to trade again?

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The Post-Close FMV will be determined at the close of trading on the Nasdaq Stock Market two trading days after the Transaction is completed. We expect that it will take approximately an additional 7-14 days to calculate adjustments to each individual grant and upload that information into your E*TRADE account, though we cannot assure you of the actual time that it will take to make the adjustment. You cannot exercise or sell the shares underlying your options during this adjustment period.

21)	What happens if my 90 day post-termination exercise period expires during this adjustment period?

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The plan documents do not provide for automatic extensions of the post-termination exercise periods for individuals whose awards are scheduled to expire during a blackout or adjustment period. As a result, you will not be permitted to exercise via a cashless exercise (i.e., a “same-day sale”) during the adjustment period. You may exercise with cash during the adjustment period, but may not sell the shares during that time. As a result, if you prefer to exercise via a non-cash exercise or immediately sell the shares, you will need to exercise any vested awards prior to the adjustment blackout.”

22)	Can I exercise my vested options between now and the closing of the Transaction?

•	You can exercise vested options at any time prior to the close.

•	If you exercise and hold prior to the closing of the Transaction, you would be eligible to receive the cash distribution for each share held just like any other stockholder.

•	You should consider your individual financial situation in deciding what is appropriate for you.

23)	What if I am on the quarterly trading window blackout list? Will I be able to exercise before the close of the Transaction?

•	If you are on the quarterly trading window blackout list, you cannot trade Palm stock until the blackout is lifted.

•

Please note that the trading window will close again at the end of July, which is before the Transaction is expected to close. We cannot assure you that once this quarterly trading window or any other trading window closes it will re-open prior to the closing of the Transaction.

24)	What happens to my grant if I am a recent hire?

•	If your grant was made before the Transaction closes, your options and/or RSUs will be adjusted as described above.

•

If your grant was or will be made after the Transaction closes, your grant will be priced at the FMV at the close of trading on the Nasdaq Stock Market on the date your grant is made and no adjustment will be made as a result of the Transaction.

Additional Information and Where to Find It

In connection with the Preferred Stock Purchase Agreement and Agreement and Plan of Merger, Palm will file a proxy statement and other relevant documents concerning the Transaction with the Securities and Exchange Commission (“SEC”). The preliminary proxy was filed with the SEC on July 3, 2007. Shareholders of Palm are urged to read the proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available by contacting Palm Investor Relations, Palm, Inc., 950 West Maude Avenue, Sunnyvale, CA 94085, USA, telephone: (408) 617-7626. In addition, documents filed with the SEC by Palm are available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Palm in connection with the Transaction, and their interests in the solicitation, can be found in Palm’s filing on Schedule 14A made with the SEC on June 4, 2007.

Forward-Looking Statements

This communication contains forward-looking statements that are subject to risks and uncertainties. Such forward-looking statements include but are not limited to statements about the timing of the closing of the recapitalization and adjustments to stock options and other equity grants. The closing of the Transactions constituting the recapitalization and any adjustments to stock options and other equity grants are subject to the satisfaction or waiver of certain conditions to closing set forth in the Preferred Stock Purchase Agreement and Agreement and Plan of Merger dated June 1, 2007, including shareholder approval and the receipt of certain regulatory clearances. There can be no assurance that the closing of the recapitalization will occur, or occur in a timely manner. Readers are encouraged to review our quarterly report on Form 10-Q for the quarter ended March 2, 2007 for other risks that could cause the forward-looking statements contained in this communication to differ materially. Additional risks related to Palm’s announced transaction with Elevation Partners and cash distribution to Palm stockholders will be included in the proxy statement in connection with the Preferred Stock Purchase Agreement and Agreement and Plan of Merger effecting those transactions, the preliminary form of which was filed with the SEC on July 3, 2007.